Exhibit 3.11
ARTICLES OF INCORPORATION
OF
AIRDALE COMPRESSOR COMPANY
          The undersigned, a natural person, over the age of eighteen (18) years, hereby establishes a corporation pursuant to the statutes of Colorado and adopt the following Articles of Incorporation:
          FIRST: The name of the corporation is Airdale Compressor Company.
          SECOND: The corporation shall have perpetual existence.
          THIRD: (a) Purposes. The nature, objects and purposes of the business to be transacted shall be all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.
               (b) Powers. In furtherance of the foregoing purposes the corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.
          FOURTH: (a) The aggregate number of shares which the corporation shall have the authority to issue is 50,000 $1.00 par value common stock.
               (b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

               (c) At all meetings of shareholders, one-third of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.
               (d) No shareholder of the corporation shall have any pre-emptive or other right to subscribe for any additional unissued or treasury shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.
               (e) The board of directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation a portion of its assets, in cash or property, subject to the limitations contained in the Statutes of Colorado.
          FIFTH: Three directors shall constitute the initial board, their names and addresses being as follows:

Dale A. Rennels	695 Cascade Drive
Grand Junction, CO 81501

Rosalie Y. Johnson	539 Ashby Drive
Charleston, Illinois 61920

Virginia L. Rennels	695 Cascade drive Grand Junction, CO 81501

          SIXTH: The address of the initial registered office of the corporation is 955 3rd Ave., Grand Junction, Colorado 81501. The name of its initial registered agent at such address is Dale A. Rennels. The corporation may conduct part or all of its business in the State of Colorado, in the United States, or in the world. It may hold, purchase, mortgage, lease and convey real and personal property in any of such places.
          SEVENTH: The following provision is inserted for the management of the business and for the conduct of the affairs of the corporation, and the same is in furtherance of and not in limitation or exclusion of the powers conferred by law: The corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other becomes the registered holder of such shares, whether or not the corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the corporation shall not be entitled: to receive notice of the meetings of the shareholders; to vote at such meetings; to examine a list of the shareholders; to be paid dividends or other sums payable to shareholders; or to own, enjoy and exercise any other property or rights deriving from such shares against the corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.
          EIGHTH: The name and address of the incorporator is Keith G. Mumby, P. O. Box 398, 200 North Sixth St., Grand Junction, CO 81501.

          DATED this 2nd day of April, 1979.

/s/ Keith G. Mumby
Keith G. Mumby

ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION
          Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:
          FIRST: The name of the corporation is (note 1) ENERGY AIR DRILLING SERVICE CO.
          SECOND: The following amendment to the Articles of Incorporation was adopted on February 13, 1991, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:
☐	Such amendment was adopted by the board of directors where no shares have been issued.

☑	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.
          THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: no change.
          FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: no change.

ENERGY AIR DRILLING SERVICE CO. (Note 1)
By:	/s/ [illegible]	Its President

And	/s/ [illegible]	Its Secretary
(Note 2)

NOTES:	1.	Exact corporate name of corporation adopting the Articles of Amendments (If this is a change of name amendment same before this amendment is filed)

	2.	Signatures and titles of officers signing for the corporation.

	3.	Where no shares have been issued, signature of a director.